Exhibit 99.8

Avocent Reports Record First Quarter Revenue of $141.4 Million

Led by LANDesk 22% Revenue Growth and 33% Bookings Growth

HUNTSVILLE, Ala.--(BUSINESS WIRE)--Avocent Corporation (NASDAQ: AVCT) today reported an increase in sales and net income per share for the first quarter ended March 28, 2008, compared with the first quarter of 2007. Net sales on a GAAP basis for the first quarter increased 6.2% to $141.4 million.

“First quarter sales benefited from double digit growth across our international markets and strong sales of LANDesk products in the U.S. and abroad,” stated Edwin L. Harper, chairman of Avocent Corporation. “International sales rose 12.5% compared with the first quarter of last year. LANDesk sales increased 22.4% to $29.2 million with sales growth across all geographic markets, and LANDesk bookings increased 33% from the first quarter of 2007 to $32.2 million.

“The growth in LANDesk revenue and bookings was a result of recent product offerings, significant refreshes of many of our existing products, and increased investments in the LANDesk sales force,” continued Mr. Harper.

“We believe the growth in international sales validates our core branded and OEM product offerings from both Management Systems and LANDesk,” continued Mr. Harper. “We recorded international sales growth across all major product groups. As anticipated, our U.S. sales were flat compared with the first quarter of last year, reflecting the slowdown in the U.S. economy. We experienced lower U.S. sales of Management Systems and OEM products that were largely offset by higher U.S. sales from LANDesk. LANDesk sales were up 14% in the U.S. due to increased demand and the expansion of its U.S. sales force since the first quarter of last year,” continued Mr. Harper.

First Quarter Results

First quarter 2008 operational net income, which is income prior to intangible amortization and stock compensation, was $12.7 million, or $0.27 per diluted share, compared with $12.7 million, or $0.25 per diluted share, in the first quarter of 2007. (See “Use of Non-GAAP Financial Measures” discussion below.)

The first quarter 2008 results include a $2.4 million charge for severance costs related to closing certain R&D operations, the dissolution of our Digital Desktop business unit, and retirement costs related to Avocent’s former CEO. In the first quarter of 2008, earnings per share would have been $0.31 excluding these charges.

GAAP net income for the first quarter of 2008 was $731,000, or $0.02 per diluted share. This compares with GAAP net income of $746,000, or $0.01 per diluted share, in the first quarter of 2007. Net adjustments to reconcile operational income to GAAP net income were $11.9 million in the first quarter of 2008, including pre-tax expenses of $10.3 million in intangible amortization, and $4.5 million in stock compensation. Net adjustments to reconcile to GAAP net income were $12.0 million in the first quarter of 2007, including pre-tax expenses of $11.7 million in intangible amortization and $3.7 million in stock compensation.

Branded sales increased 9.1% from the first quarter of 2007 and accounted for 66.2% of total first quarter 2008 sales. Growth in branded sales was due largely to growth in international markets and the increased contribution from LANDesk. OEM sales decreased 0.8% from the first quarter of 2007 and accounted for 33.8% of total first quarter 2008 sales. This decrease was primarily due to economic softness in the U.S., largely offset by increases in sales to our international markets. U.S. sales remained the same at $74.2 million and international sales rose 12.5% to $67.2 million compared with the first quarter of 2007.

Gross profit for the first quarter of 2008 increased 11.2% to $94.1 million with a gross margin of 66.6%. This compared with gross profit of $84.7 million and a gross margin of 63.2% in the first quarter of 2007. The increase in gross margin was due to higher sales and improved product mix, including increased sales of digital products and software products.

Research and development expenses increased 13.1% to $22.4 million ($23.4 million on a GAAP basis, which includes stock-based compensation of $1.0 million), or 15.8% of sales, compared with $19.8 million, or 14.8% of sales, in the first quarter of 2007.

“We continue to focus R&D investments on integrating our hardware and software technologies to provide enhanced management of IT infrastructure assets,” continued Mr. Harper. “We believe our leadership in providing hardware controls for data centers and systems management for client devices continues to provide Avocent with a solid foundation to leverage new solutions for infrastructure management, including virtualization. We expect to introduce new products later this year that take advantage of Avocent’s Management Platform (AMP) through a combination of software and hardware components.

”We recently announced our newest OEM partnership with Cisco. We are excited about this new relationship and our Avocent management software that integrates with Cisco’s Application eXtension Platform. The combined effort needed from our Management Systems and LANDesk teams to deliver this collaborative product demonstrates the progress we have made in executing our integrated product roadmap strategy. This new Avocent management software will also allow us to expand our presence in the branch office market. In the coming months, we expect to make additional announcements regarding other, new OEM relationships,” concluded Mr. Harper.

Selling, general and administrative expenses increased to $52.4 million ($55.1 million on a GAAP basis, which includes stock-based compensation of $2.7 million) compared with $46.3 million in the first quarter of 2007. The increase in SG&A expenses was due primarily to higher commissions based on the growth in sales and software bookings compared to the first quarter of last year and higher legal fees from defending our intellectual property.

Weighted average shares outstanding were 46.6 million for the first quarter of 2008, down 10.2% compared with 51.9 million in the first quarter of 2007. Avocent has repurchased approximately 6 million shares since the third quarter of 2007, including approximately 4 million shares in the first quarter of 2008.

Avocent’s cash flow from operations was approximately $4.7 million for the first quarter of 2008. Cash flow for the first quarter of 2008 was affected by the one-time payment of a $6.5 million federal tax settlement that had been accrued in prior periods and the payment of annual employee bonuses accrued during 2007 (senior executives received no bonuses for 2007). At the end of the first quarter, Avocent’s cash, cash equivalents, and investments totaled approximately $98.5 million. Avocent utilized its line of credit to partially fund share repurchases with the balance outstanding on the line of credit increasing to $140 million at March 28, 2008 from $95 million at December 31, 2007.

First Quarter Business Unit Results

Revenues from Management Systems totaled $107.7 million in the first quarter of 2008 compared with $105.1 million in the first quarter of 2007, while operating income from this business unit totaled $26.4 million in the first quarter of 2008, compared with $25.9 million in the first quarter of 2007.

Revenues from LANDesk increased 22.4% to $29.2 million in the first quarter of 2008 and contributed $610,000 in operating profit for the quarter. LANDesk had revenues of $23.9 million in the first quarter of 2007. LANDesk bookings increased 33% from the first quarter of 2007 to $32.2 million in the first quarter of 2008.

Revenues from our emerging businesses totaled $3.7 million in the first quarter of 2008 compared with $4.2 million in the first quarter of 2007, while operating losses from our emerging businesses totaled $1.1 million in the first quarter of 2008 compared to $3.1 million in the first quarter of 2007.

Use of Non-GAAP Financial Measures

To supplement Avocent’s consolidated financial statements presented in accordance with GAAP, we present investors with certain non-GAAP operational measures, including net sales, gross profit, operating expenses, and the resulting operating income, income before taxes, operational net income, and operational earnings per share, all of which primarily exclude the effects of amortization related to purchase accounting adjustments, stock-based compensation and acquired in-process research and development expenses. Specifically, we use the following non-GAAP measures:

  The non-GAAP net sales operational measure consists of net sales increased by the pro-forma amortization of deferred revenue of LANDesk at the date of acquisition which was reduced to estimated fair value pursuant to purchase accounting under GAAP. This pro forma amortization ended in the third quarter of 2007.
  The non-GAAP gross profit operational measure consists of the non-GAAP net sales operational measure described above, less cost of sales excluding the impact of stock-based compensation and intangible amortization related to purchase accounting adjustments as they relate to cost of sales.
  The non-GAAP operating expense operational measure consists of GAAP operating expenses, excluding the impact of stock-based compensation and amortization and depreciation related to purchase accounting adjustments as they relate to the particular operating expense.
  The non-GAAP operating income operational measure consists of GAAP operating income adjusted for the non-GAAP operational measures described above.
  The non-GAAP net income operational measure consists of GAAP net income, adjusted by the non-GAAP operational measures described above and the tax effects of these non-GAAP operational measures, plus the income tax benefit realized from deducting the amortization of LANDesk goodwill for tax purposes (which is not amortized under GAAP).
  The non-GAAP earnings per share operational measure is calculated by dividing the non-GAAP net income operational measure described above by GAAP weighted average basic and diluted shares outstanding.

We believe that excluding amortization associated with purchase accounting adjustments as well as the tax impact of certain purchase accounting elections for prior acquisitions provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods. Not only are these amortization and tax impact adjustments based on amounts assigned in purchase accounting that may have little bearing on present or future replacement costs, but they also are based on management’s estimates of remaining useful lives.

Similarly, we believe that excluding stock-based compensation expense provides important supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

We also believe that, in excluding stock-based compensation expense and amortization associated with purchase accounting adjustments (together with the related tax effects), our non-GAAP financial measures provide investors with transparency into the information and basis used by management and our board of directors to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, to compare our results of operations on a more consistent basis against that of other companies in making financial and operating decisions, and to establish targets for management incentive compensation.

These non-GAAP operational measures have historically been used as internal operating targets key performance metrics by Avocent’s senior management and board of directors as they evaluate both the performance of the consolidated financial results as well as those of individual business segments. These non-GAAP operational measures are reviewed individually as well as in total in measuring our performance against internal and external expectations for the period and the expectations for such key non-GAAP operational measures are the basis for any financial guidance provided by management for future periods. We believe that the use of each of these non-GAAP financial measures provides enhanced consistency and comparability with our past financial reports, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. We provide this information to investors to enable them to perform additional analyses of past, present and future operating performance, compare us to other companies, and evaluate our ongoing financial operations.

These non-GAAP operational measures are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These operational measures have limitations in that they do not reflect all of the costs or reductions to revenues associated with the operations of our business as determined in accordance with GAAP. In addition, these operational measures may not be comparable to non-GAAP financial measures reported by other companies. As a result, one should not consider these measures in isolation or as a substitute for analysis of Avocent’s results as reported under GAAP. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to operational measures. We expect to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion or inclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. The non-GAAP operational measures are limited in that they do not include the impact of stock-based compensation expense or amortization of intangible purchase accounting adjustments.

Conference Call and Additional Information

Avocent will provide an on-line, real-time webcast and rebroadcast of its first quarter results conference call to be held April 17, 2008. The live broadcast will be available on-line at www.avocent.com as well as http://ir.avocent.com/ beginning at 8:00 a.m. Central time. The on-line replay will follow immediately and continue for 30 days. Avocent has also furnished additional commentary on the first quarter results simultaneously with this release on a Form 8-K filed with the SEC and on its website.

About Avocent Corporation

Avocent delivers IT infrastructure management solutions that reduce operating costs, simplify management and increase the availability of critical, "always on" IT environments via integrated, centralized in-band and out-of-band hardware and software. Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements about continuing to focus our R&D investments on integrating our hardware and software technologies to provide enhanced management of IT infrastructure enhancements, our leadership in providing hardware controls for data centers and the foundation it provides us to leverage new software solutions for infrastructure management (including virtualization), the introduction of new products to enhance our AMP strategy with a combination of hardware and software components, the expansion of our presence in the branch office market with our new Avocent management software, and future announcements regarding new OEM relationships. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION GAAP Condensed Consolidated Statements of Income (Unaudited, in thousands, except per share data)

	For the Three Months Ended
	March 28, 2008	March 30, 2007

Net sales	$141,399	$133,151
Cost of sales(1)(2)	50,265	52,136
Gross profit	91,134	81,015

Research and development expenses(1)	23,367	20,881
Selling, general and administrative expenses(1)	55,119	48,660
Restructuring and retirement expenses(1)	2,971	-
Amortization of intangible assets(2)	7,535	8,962
Operating income	2,142	2,512

Other income (expense), net	(486)	(1,672)
Income before income taxes	1,656	840

Provision (benefit) for income taxes	925	94
Net income	$731	$746

Earnings per share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Weighted average shares and common equivalents outstanding:
Basic	46,233	50,733
Diluted	46,618	51,886

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R.

	For the Three Months Ended
	March 28, 2008	March 30, 2007

Cost of sales	$244	$179
Research and development expenses	1,015	1,116
Selling, general and administrative expenses	2,679	2,366
Restructuring and retirement expenses	615	-
Total stock-based compensation	$4,553	$3,661

(2) Includes amortization of certain intangibles recorded as the result of acquisitions as detailed below. Please reference the reconciliation of GAAP to non-GAAP operational measures for each period included elsewhere in this release.

	For the Three Months Ended
	March 28, 2008	March 30, 2007

Cost of sales	$2,767	$2,683
Amortization of intangible assets	7,535	8,962
Total amortization of intangible assets	$10,302	$11,645

Non-GAAP Operational Measures(3)

	For the Three Months Ended
	March 28, 2008	March 30, 2007

Operational net sales	$141,399	$133,932
Operational gross profit	$94,145	$84,658
Operational operating income	$16,999	$16,939
Operational net income	$12,660	$12,713
Operational diluted earnings per share	$0.27	$0.25

(3) See reconciliation of GAAP to non-GAAP operational measures included elsewhere in this release.

AVOCENT CORPORATION Reconciliation of GAAP to Non-GAAP Operational Measures (Unaudited, in thousands, except per share data)

	GAAP Financial Measures	Stock-based Compensation (1)	Purchase Accounting Adjustments (2)	Non-GAAP Operational Measures
For the Three Months Ended March 28, 2008

Operational net sales	$141,399	-	-	$141,399
Operational gross profit	$91,134	244	2,767	$94,145
Operational operating income	$2,142	4,553	10,304	$16,999
Operational net income(3)	$731	3,491	8,438	$12,660
Operational diluted earnings per share(3)	$0.02	0.07	0.18	$0.27

For the Three Months Ended March 30, 2007

Operational net sales	$133,151	-	781	$133,932
Operational gross profit	$81,015	179	3,464	$84,658
Operational operating income	$2,512	3,661	12,438	$18,611
Operational net income	$746	2,656	9,311	$12,713
Operational diluted earnings per share	$0.01	0.06	0.18	$0.25

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares. Avocent adopted SFAS 123R effective January 1, 2006 and began recording expense related to outstanding unvested stock options on that date as well as on subsequent equity compensation grants. See amounts for each period included elsewhere in this release.

(2) Includes purchase accounting adjustments related to amortization of intangibles, depreciation of the step-up in bases of fixed assets, amortization of the fair-value adjustments to deferred revenue and the tax affects of these adjustments.

(3) Operational income tax expense includes benefit of $1,445 for the three months ended March 28, 2008. The tax benefit relates to the deduction of amortization of LANDesk goodwill for tax purposes, which is not amortized for GAAP.

AVOCENT CORPORATION Condensed Consolidated Balance Sheets (Unaudited, in thousands)

	March 28, 2008	December 31, 2007

Cash, cash equivalents and short-term investments	$98,494	$111,126
Accounts receivable, net	107,078	109,851
Inventories, net	30,373	30,103
Other current assets	15,922	15,198
Deferred income tax	159	3,094
Total current assets	252,026	269,372

Property and equipment, net	36,950	37,298
Goodwill	584,949	584,949
Intangible assets, net	157,713	167,982
Deferred tax asset	19,040	16,131
Other assets	2,541	2,701
Total assets	$1,053,219	$1,078,433

Accounts payable and other accrued expenses	$37,112	$45,103
Income tax payable	8,366	14,950
Deferred revenue	59,116	54,738
Other current liabilities	29,777	30,630
Total current liabilities	134,371	145,421

Line of credit obligation	140,000	95,000
Deferred revenue, net of current portion	10,967	11,325
Other non-current liabilities	1,449	1,025
Total liabilities	286,787	252,771

Total stockholders' equity	766,432	825,662

Total liabilities and stockholders' equity	$1,053,219	$1,078,433

AVOCENT CORPORATION Additional Operational Financial Information (Unaudited, in thousands)

	Quarter Ended
	Mar. 28, 2008	Mar. 30, 2007
Revenue by Distribution Channel
Branded	$93,663	$85,825
OEM	47,736	48,107
Total	$141,399	$133,932

Revenue by Division
Management Systems	$107,731	$105,104
LANDesk	29,193	23,859
Other business units	3,699	4,219
Corporate and unallocated	776	750
Total	$141,399	$133,932

Management Systems Division Revenue by Product Line
KVM	$78,926	$80,688
Serial Management	12,719	11,286
Embedded Software and Solutions	8,347	7,577
Other	7,739	5,553
Total	$107,731	$105,104

LANDesk Division Revenues by Type
Licenses and royalties	$17,042	$13,376
Maintenance and services	12,151	10,483
Total	$29,193	$23,859

Operating Profit by Division
Management Systems	$26,432	$25,911
LANDesk	610	(536)
Other business units	(1,072)	(3,151)
Corporate and unallocated	(6,615)	(3,613)
Restructuring and retirement expenses	(2,356)	-
Total	$16,999	$18,611

Cash Flow Highlights
Cash provided by operations	$4,701	$17,844
Depreciation expense	2,592	2,354
Capital expenditures	2,123	2,616
Purchase of treasury shares	62,956	15,438

CONTACT:
Avocent Corporation
Edward H. Blankenship, 256-217-1301
Senior Vice President and CFO